(m)(2)(ii)

October 23, 2015

Voya Equity Trust

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona  85258

Re:                             Waiver of Fee Payable under Shareholder Service and Distribution Plan for the Class A Shares

Ladies and Gentlemen:

By this letter dated October 23, 2015, we have agreed to waive the distribution fee payable to us under the Second Amended and Restated Shareholder Service and Distribution Plan for Class A Shares of Voya Large-Cap Growth Fund, formerly Voya Growth Opportunities Fund (the “Fund”), a series of Voya Equity Trust, in the amount of 0.10% of the average daily net assets attributable to Class A Shares of the Fund, for the period from the close of business on     October 23, 2015 through October 1, 2017.

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Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of Voya Equity Trust.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

		By:	/s/ Michael J. Roland
Michael J. Roland
Executive Vice President
Voya Investments Distributor, LLC

Agreed and Accepted:
Voya Equity Trust
(on behalf of Voya Large-Cap Growth Fund)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President